News Release
Media Relations Contact
David Naumann
612-587-2522
david.naumann@retek.com

Investor Relations Contact
Bob Kleiber
612-587-2398
robert.kleiber@retek.com

Retek Reports First Quarter Results

Value of New Software License Contracts Signed Rises Sharply

Minneapolis — April 22, 2003 — Retek Inc. (NASDAQ: RETK) today reported first quarter revenue of $37.6 million compared with $53.5 million in the year earlier quarter and $37.1 million in the fourth quarter of 2002. Software license revenue was $20.2 million in the first quarter of 2003 compared with $41.7 million in the first quarter of 2002 and $20.4 million in the fourth quarter of 2002. The value of software license contracts signed in the first quarter was $28.9 million compared with $11.1 million in the fourth quarter of 2002. Services revenue was $17.4 million in the first quarter of 2003 compared with $11.8 million in the first quarter of 2002 and $16.7 million in the fourth quarter of 2002.

On a GAAP basis, the Company reported a diluted net loss of $0.18 per share compared with a diluted net income of $0.03 per share in the first quarter of 2002 and a net loss of $0.61 per share in the fourth quarter of 2002. On an operational basis, which excludes non-cash expenses for stock-based compensation, amortization of intangibles, accelerated depreciation, CEO severance costs and non-operational accrual adjustments, the Company reported a net loss of $0.05 per share in the first quarter of 2003 compared with a net profit of $0.08 per share in the first quarter of 2002 and a net loss of $0.06 per share in the fourth quarter of 2002.

In the first quarter of 2003, the Company added four new customers, including Office Depot, the world’s largest seller of office products with sales of over $11 billion; Federated Department Stores, one of America’s largest department store retailers with sales of over $15 billion; Bombay Company, a rapidly growing retailer of home accessories, wall décor and furniture with sales of $500 million; and Leroy Merlin, one of Europe’s largest DIY and home improvement retailers with sales of over $3 billion.

Compared to the fourth quarter of 2002, software license margins improved due to a more favorable revenue mix while services margins declined slightly as utilization rates were impacted by skill imbalances.

Both sales and marketing and R&D expense declined compared to the fourth quarter of 2002 due to lower headcount. G&A expense rose due to approximately $0.7 million of severance costs associated with the departure of the Company’s previous CEO. Excluding that severance cost, total operating expenses declined compared with the fourth quarter of 2002.

As a result of strong software license contract signings and cash collection, many of the Company’s key financial metrics improved in the first quarter with deferred revenue increasing $3.4 million to $52.6 million and days sales outstanding falling to 91 days from 105 days in the fourth quarter of 2002. Cash flow from operations was $7.1 million and the Company’s cash and investment balance grew by over $6.0 million to $91.9 million.

Commenting on the results, Retek’s President and CEO Marty Leestma said, “In an exceptionally difficult business environment, the Company met its objectives. I am pleased by the total value of software contracts signed in the quarter and the addition of several outstanding new names to the customer base. I believe this reflects Retek’s leadership position in the industry and our ability to deliver truly scalable applications that meet the demands of the world’s leading retailers. Our competitive position is strong and we had several significant competitive wins in the quarter.

We still have work to do to return the Company to consistent profitability. Expense management will be a key focus and we expect to show continued progress in that area. We anticipate that the value of software license contracts signed will decline in the second quarter from the very strong levels we reported in the first quarter. It is normal for the value of contract signings to fluctuate from quarter to quarter and an anticipated decline in the second quarter is not necessarily reflective of a weakening of the business overall. We expect second quarter revenue to be in the range of $38.5 million to $40.0 million and the operational loss to be in the range of $0.02 to $0.04 per share.”

Retek will webcast a conference call to review the results on April 22, 2003, at 11 am EDT. It will be available at www.retek.com (under Company - Investor Relations) or www.ccbn.com. The conference call will also be available via telephone, at (913) 981-5533. A replay of the conference call will be available on the Retek and CCBN websites and by telephone at (719) 457-0820 (conf ID #572514) beginning approximately two hours after the call is completed. This press release and additional financial information is available on Retek’s website, at www.retek.com, under “Company”, then “Investor Relations.”

About Retek Inc.

Retek Inc. (Nasdaq: RETK) is the leading provider of mission-critical software and services to the retail industry. Retek 10 integrates collaborative software with patented predictive technologies, consulting services, and the best practices of customers and partners to help retailers create, manage and fulfill consumer demand. Leading global retailers, including Tesco, Best Buy, Gap, Sainsbury’s, Eckerds and Selfridges use Retek solutions. Retek is a trademark of Retek Inc. Other names may be trademarks of their respective owners.

Forward-looking statements contained in this press release are made under the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance and may, in some cases, be identified by terminology such as “may”, “will”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or the negative of these terms or other comparable terminology. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, without limitation, fluctuations in our quarterly operating results, our restructuring plans and cost reduction measures failing to achieve the desired results, ongoing litigation that may result in substantial costs and divert management’s attention and resources, the demand for and market acceptance of our software solutions, our ability to develop and market new products on a timely basis, general economic conditions in the retail industry and other risks and uncertainties that are described from time to time in the Company’s Annual Report on Form 10-K for year ended December 31,2002, and other reports filed with the Securities and Exchange Commission.

Retek Inc.
Consolidated Statements of Operations
(Unaudited, in thousands, except per share amounts)

	Three Months Ended
	March 31,

	2003	2002

Revenue
License and maintenance	$20,156	$41,732
Services and other	17,402	11,815

Total revenue	37,558	53,547
Cost of revenue
License and maintenance	5,477	9,587
Non-cash stock-based compensation amortization	73	50
Non-cash purchased software amortization	400	812

Total cost of license and maintenance revenue	5,950	10,449
Services and other	13,655	8,672
Non-cash stock-based compensation amortization	130	158

Total cost of services and other revenue	13,785	8,830
Total cost of revenue	19,735	19,279

Gross profit	17,823	34,268
Operating expense
Research and development	9,795	12,019
Non-cash stock-based compensation amortization	316	360

Total research and development expense	10,111	12,379
Sales and marketing	9,975	13,321
Non-cash stock-based compensation amortization	131	154

Total sales and marketing expense	10,106	13,475
General and administrative	4,898	3,574
Non-cash stock-based compensation amortization	83	89

Total general and administrative expense	4,981	3,663
Acquisition related amortization of intangibles	2,536	2,444

Total operating expenses	27,734	31,961

Operating income (loss)	(9,911)	2,307
Other income, net	550	389

Income (loss) before income tax provision	(9,361)	2,696
Income tax provision	19	1,065

Net income (loss)	$(9,380)	$1,631

Basic net income (loss) per share	$(0.18)	$0.03

Weighted average shares used in computing basic net income (loss) per common share	53,177	51,856
Diluted net income (loss) per share	$(0.18)	$0.03

Weighted average shares used in computing diluted net income (loss) per share	53,177	54,815

Retek Inc.
Reconciliation from GAAP to non-GAAP Operational Income
(Unaudited, in thousands, except per share amounts)

	Three Months Ended
	March 31,

	2003	2002

GAAP operating income (loss)	$(9,911)	$2,307
Acquisition and compensation non-cash amortization charges	3,669	4,067
Accelerated depreciation related to lease abandonment	1,377	—
CEO severance costs	700	—
Non-operational accrual adjustment	(390)	—
Other income, net	550	389

Net operational income (loss) before operational income tax provision/(benefit)	(4,005)	6,763
Operational income tax provision/(benefit)	(1,502)	2,536

Non-GAAP operational income (loss)	$(2,503)	$4,227

Basic net income (loss) per share, operational	$(0.05)	$0.08

Shares used in computing basic net income (loss) per share, operational	53,177	51,856
Non-GAAP diluted net income (loss) per share, operational	$(0.05)	$0.08

Shares used in computing diluted net income (loss) per share, operational	53,177	54,815

     We provide operational income and operational income per share in the press release as additional information for our operating results. The measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from operational income and per share measures used by other companies. Operational income has been adjusted to exclude the effects of non-cash expenses for stock-based compensation, amortization of intangibles, accelerated depreciation, CEO severance costs and non-operational accrual adjustments. We believe that this presentation of operational income and operational income per share provides useful information to investors regarding certain additional financial and business trends relating to our financial condition and results of operations. The effective tax rate used in calculating operational net income (loss) is 37.5%

Retek Inc.
Consolidated Balance Sheet
(Unaudited, in thousands)

	March 31,	December 31,
	2003	2002

Assets
Cash and cash equivalents	$70,612	$56,464
Investments	19,407	29,045
Accounts receivable, net	37,838	43,185
Other current assets	8,221	8,011

Total current assets	136,078	136,705
Investments	1,832	—
Property and equipment, net	16,425	19,513
Intangible assets, net	25,352	28,287
Goodwill, net	13,817	13,817
Other assets	245	245

Total assets	$193,749	$198,567

Liabilities and stockholders’ equity
Accounts payable	$17,840	$15,708
Accrued liabilities	13,162	13,345
Accrued restructuring costs	17,420	18,702
Deferred revenue	46,355	42,012
Note payable, current portion	83	81

Total current liabilities	94,860	89,848
Deferred revenue, net of current portion	6,290	7,193
Note payable, net of current portion	55	78

Total liabilities	101,205	97,119
Stockholders’ equity
Common stock	532	532
Paid-in-capital	279,314	278,680
Deferred stock compensation	(1,352)	(1,451)
Accumulated other comprehensive income	247	504
Accumulated deficit	(186,197)	(176,817)

Total stockholders’ equity	92,544	101,448

Total liabilities and stockholders’ equity	$193,749	$198,567